PRINCIPAL INVESTORS FUND

                              PLAN OF ACQUISITION

                 BALANCED FUND AND PRINCIPAL LIFETIME 2030 FUND

The Board of Directors of Principal Investors Fund (the "Fund") deem it advisable that the Principal LifeTime 2030 Fund of the Fund acquire all of the assets of the Balanced Fund in exchange for the assumption by the Principal LifeTime 2030 Fund of all of the liabilities of the Balanced Fund and shares issued by the Principal LifeTime 2030 Fund which are thereafter to be distributed by the Balanced Fund pro rata to its shareholders in complete liquidation and termination of the Balanced Fund and in exchange for all of the Balanced Fund's outstanding shares.

The Balanced Fund will transfer to the Principal LifeTime 2030 Fund and the Principal LifeTime 2030 Fund will acquire from the Balanced Fund, all of the assets of the Balanced Fund on the Closing Date and will assume from the Balanced Fund all of the liabilities of the Balanced Fund in exchange for the issuance of the number of shares of the Principal LifeTime 2030 Fund determined as provided in the following paragraphs, which will be subsequently distributed pro rata to the shareholders of the Balanced Fund in complete liquidation and termination of the Balanced Fund and in exchange for all of the Balanced Fund's outstanding shares. The Balanced Fund will not issue, sell or transfer any of its shares after the Closing Date, and only redemption requests received by the Balanced Fund in proper form prior to the Closing Date shall be fulfilled by the Balanced Fund. Redemption requests received by the Balanced Fund thereafter will be treated as requests for redemption of those shares of the Principal LifeTime 2030 Fund allocable to the shareholder in question.

Each Fund will declare to its shareholders of record on or prior to the Closing Date a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to its shareholders all of its income (computed without regard to any deduction for dividends paid) and all of its net realized capital gains, if any, as of the Closing Date.

On the Closing Date, the Principal LifeTime 2030 Fund will issue to the Balanced Fund a number of full and fractional shares of the Principal LifeTime 2030 Fund, taken at their then net asset value, having an aggregate net asset value equal to the aggregate value of the net assets of the Balanced Fund. The aggregate value of the net assets of the Balanced Fund and the Principal LifeTime 2030 Fund shall be determined in accordance with the then current Prospectus of the Principal LifeTime 2030 Fund as of closing of the New York Stock Exchange on the Closing Date.

The closing of the transactions contemplated in this Plan (the "Closing") shall be held at the offices of Principal Management, 680 8th Street, Des Moines, Iowa 50392-2080 at 3:00 p.m. Central Daylight Time on August 1, 2003 or on such earlier or later date as fund management may determine. The date on which the Closing is to be held as provided in this Plan shall be known as the "Closing Date."

In the event that on the Closing Date (a) the New York Stock Exchange is closed for other than customary weekend and holiday closings or (b) trading on said Exchange is restricted or (c) an emergency exists as a result of which it is not reasonably practicable for the Principal LifeTime 2030 Fund or the Balanced Fund to fairly determine the value of its assets, the Closing Date shall be postponed until the first business day after the day on which trading shall have been fully resumed.

As soon as practicable after the Closing, the Balanced Fund shall (a) distribute on a pro rata basis to the shareholders of record of the Balanced Fund at the close of business on the Closing Date the shares of the Principal LifeTime 2030 Fund received by the Balanced Fund at the Closing in exchange for all of the Balanced Fund's outstanding shares, and (b) be liquidated in accordance with applicable law and the Fund's Articles of Incorporation.

For purposes of the distribution of shares of the Principal LifeTime 2030 Fund to shareholders of the Balanced Fund, the Principal LifeTime 2030 Fund shall credit on the books of the Principal LifeTime 2030 Fund an appropriate number of shares of the Principal LifeTime 2030 Fund to the account of each shareholder of the Balanced Fund. No certificates will be issued for shares of the Principal LifeTime 2030 Fund. After the Closing Date and until surrendered, each outstanding certificate, if any, which, prior to the Closing Date, represented shares of the Balanced Fund, shall be deemed for all purposes of the Fund's Articles of Incorporation and Bylaws to evidence the appropriate number of shares of the Principal LifeTime 2030 Fund to be credited on the books of the Principal LifeTime 2030 Fund in respect of such shares of the Balanced Fund as provided above.

Prior to the Closing Date, the Balanced Fund shall deliver to the Principal LifeTime 2030 Fund a list setting forth the assets to be assigned, delivered and transferred to the Principal LifeTime 2030 Fund, including the securities then owned by the Balanced Fund and the respective federal income tax bases (on an identified cost basis) thereof, and the liabilities to be assumed by the Principal LifeTime 2030 Fund pursuant to this Plan.

All of the Balanced Fund's portfolio securities shall be delivered by the Balanced Fund's custodian on the Closing Date to the Principal LifeTime 2030 Fund or its custodian, either endorsed in proper form for transfer in such condition as to constitute good delivery thereof in accordance with the practice of brokers or, if such securities are held in a securities depository within the meaning of Rule 17f-4 under the Investment Company Act, transferred to an account in the name of the Principal LifeTime 2030 Fund or its custodian with said depository. All cash to be delivered pursuant to this Plan shall be transferred from the Balanced Fund's account at its custodian to the Principal LifeTime 2030 Fund's account at its custodian. If on the Closing Date the Balanced Fund is unable to make good delivery to the Principal LifeTime 2030 Fund's custodian of any of the Balanced Fund's portfolio securities because such securities have not yet been delivered to the Balanced Fund's custodian by its brokers or by the transfer agent for such securities, then the delivery requirement with respect to such securities shall be waived, and the Balanced Fund shall deliver to the Principal LifeTime 2030 Fund's custodian on or by said Closing Date with respect to said undelivered securities executed copies of an agreement of assignment in a form satisfactory to the Principal LifeTime 2030 Fund, and a due bill or due bills in form and substance satisfactory to the custodian, together with such other documents including brokers' confirmations, as may be reasonably required by the Principal LifeTime 2030 Fund.

This Plan may be abandoned and terminated, whether before or after action thereon by the shareholders of the Balanced Fund and notwithstanding favorable action by such shareholder, if the Board of Directors believe that the consummation of the transactions contemplated hereunder would not be in the best interests of the shareholders of either Fund. This Plan may be amended by the Fund's Board of Directors at any time, except that after approval by the shareholders of the Balanced Fund no amendment may be made with respect to the Plan which in the opinion of the Board of Directors materially adversely affects the interests of the shareholders of the Balanced Fund.

Except as expressly provided otherwise in this Plan, Principal Management will pay or cause to be paid all out-of-pocket fees and expenses incurred by the Balanced Fund or the Principal LifeTime 2030 Fund in connection with the transactions contemplated under this Plan, including, but not limited to, accountants' fees, legal fees, registration fees, printing expenses, transfer taxes (if any) and the fees of banks and transfer agents.